Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the F.N.B. Corporation Progress Savings 401(k) Plan of our reports dated February 25, 2009, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries and the effectiveness of internal control over financial reporting of F.N.B. Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
October 2, 2009